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Exhibit 21

WASHINGTON MUTUAL, INC.

SUBSIDIARY LISTING

WASHINGTON MUTUAL BANK
(Chartered under the laws of the State of Washington)

NEW AMERICAN CAPITAL, INC., a Delaware corporation

WASHINGTON MUTUAL BANK, FA
(Federally chartered under the laws of the United States)

UNIVERSITY STREET, INC., a Washington corporation

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  Exhibit 21